Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009

MANCHESTER, CT – February 26, 2010 — LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2009.

Net sales for the fourth quarter ended December 31, 2009 were $72.5 million compared with $60.8 million in the fourth quarter 2008. Excluding the impact of foreign currency translation, net sales increased by $8.8 million, or 14.6%, in the fourth quarter of 2009 compared with the fourth quarter of 2008. Operating loss for the fourth quarter of 2009 was ($1.4) million compared to an operating loss of ($22.1) million in the fourth quarter of 2008. The fourth quarter of 2008 included pre-tax impairment charges of $17.4 million, as well as pre-tax restructuring related expenses of $1.6 million associated with the consolidation of the North American automotive facilities (NA Auto restructuring expenses).

Net loss for the fourth quarter of 2009 was ($3.4) million, or ($.21) per diluted share, and included an income tax charge of $2.5 million, or ($.15) per diluted share, to record a valuation allowance on certain deferred tax assets. Net loss for Lydall in the fourth quarter of 2008 was ($13.8) million, or ($.84) per diluted share, which included the impairment charges and NA Auto restructuring expenses (net of tax) totaling $11.8 million, or ($.72) per diluted share.

Net sales for the year ended December 31, 2009 were $248.9 million compared with $305.7 million for 2008. Excluding the impact of foreign currency translation, net sales decreased by $52.1 million, or 17.0%, in 2009 compared with 2008. Net loss for 2009 was ($14.2) million, or ($.85) per diluted share, and included $3.6 million, or ($.22) per diluted share, of NA Auto restructuring expenses. Net loss for 2008 was ($5.0) million, or ($.31) per diluted share, including the aforementioned $11.8 million, or ($.72) per diluted share, of impairment charges and NA Auto restructuring expenses.

Gross margin percentage was 16.4% for the fourth quarter of 2009 compared with 13.1% for the same quarter of 2008. Contributing to the increase in gross margin percentage was higher net sales and the resulting improvement in absorption of fixed costs throughout most of the Company’s businesses. The fourth quarter of 2008 included NA Auto restructuring expenses, which negatively impacted gross margin percentage by approximately 250 basis points.

Selling, product development, and administrative expenses were $13.3 million, or 18.4% of net sales, in the fourth quarter of 2009, compared to $12.7 million, or 20.8% of net sales, for the fourth quarter of 2008. Excluding the impact of foreign currency translation, selling, product development and administrative expenses increased by $0.3 million in the fourth quarter of 2009 compared to the fourth quarter of 2008. This increase was the result of higher stock based compensation expense and a fourth quarter 2008 reversal of incentive compensation expense, partially offset by lower bad debt expense.

Liquidity

As of December 31, 2009, the Company had $22.7 million of cash on hand. Net cash provided by operating activities was $11.9 million in the fourth quarter of 2009, compared to net cash provided by operating activities of $1.4 million in the fourth quarter of 2008. This improvement was primarily from a reduction of inventories. For the year ended December 31, 2009, the Company generated $14.1 million of cash from operations. There was no significant debt outstanding at December 31, 2009, other than capital lease obligations. At December 31, 2009, the Company had $23.1 million available for borrowings under various credit facilities.

The Company will carry-back its 2009 taxable loss to prior years. As a result, a cash refund of $3.2 million is expected to be received during 2010. This carry-back allows certain foreign tax credits previously utilized by the Company to become available for future use. The Company recorded an income tax charge of $2.5 million in the fourth quarter of 2009 to record a valuation allowance against these foreign tax credits as their future realization is not reasonably assured.

Dale Barnhart, President and Chief Executive Officer, commented, “Overall I am pleased with the growth in net sales in the fourth quarter of 2009 compared to the third quarter of 2009 as we see improvement in many of the markets that our businesses serve. Despite this increase in sales, we reported an operating loss in the quarter due to certain fourth quarter expenses. We incurred final NA Auto restructuring expenses of $0.7 million, as well as ramp-up costs associated with business transferred from Vermont. Also, we incurred $0.6 million of severance, benefits and other employee transition-related expenses during the quarter.

“Looking back over 2009, while global economic conditions made for a difficult year, Lydall took many actions to maintain a strong balance sheet and prepare for the future, including:

•

Managing cash and working capital to improve liquidity. We generated $14.1 million in net cash flows from operating activities in 2009, primarily by reducing inventory levels by $14.2 million, or 35%, since December 31, 2008. Our cash balance was $22.7 million at December 31, 2009, compared with $13.7 million at December 31, 2008;

•

Reducing our capital expenditures by $6.1 million while continuing to focus on executing growth strategies and investing in critical product offerings and technologies, including the focus on commercialization of our filtration membrane technology and growing the Vital Fluids bio/medical life science business with a capital investment of $1.6 million in 2009;

•	Completing the consolidation of the North American automotive facilities;

•

Eliminating costs company-wide through various actions, including reduction in workforce. Overall, selling, product development and administrative expenses were lower by approximately 8% in 2009 compared to 2008;

•

Executing a new domestic credit facility in March 2009, that provides the Company with credit availability to fund operations, capital investments and strategic transactions, if needed. We had no borrowings against the facility at December 31, 2009;

•	Continuing Lean Six Sigma and operational excellence initiatives in order to reduce costs, improve performance with our customers and leverage synergies across the Company.

“Although we have seen some improvement in many of the markets that we serve, we approach 2010 cautiously as global economic uncertainties are expected to continue. It is difficult to predict the timing and how our financial results will be impacted due to these uncertainties. Meanwhile, the Company will remain focused on managing working capital and deploying our cash judiciously to support our growth initiatives.”

Segment Information

Performance Materials – Segment net sales were $27.0 million in the current quarter compared with $22.5 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $3.7 million, or 16.3%, for the fourth quarter of 2009 compared to the fourth quarter of 2008. Higher net sales in the fourth quarter of 2009, compared to the fourth quarter of 2008 and earlier quarters in 2009, were due to improvement in certain markets that Lydall serves, which had been negatively impacted by global economic conditions. Net sales of filtration products increased by $4.5 million in the current quarter compared to the same quarter of 2008. This was primarily driven by higher demand by customers for air filtration media. The industrial thermal insulation business continued to be impacted by the depressed new home and commercial building construction markets in the U.S., which resulted in lower net sales of $0.8 million in the current quarter compared to the fourth quarter of 2008.

Operating income for the segment was $2.4 million in the fourth quarter of 2009 compared to operating income of $1.5 million in the fourth quarter of 2008. Higher net sales and an increase in gross margin percentage contributed to the improvement in operating income. Partially offsetting this increase was higher selling, product development and administrative expenses of $0.4 million in the current quarter, net of foreign currency translation, primarily related to increases in research and development expenses and amortization of intangibles by the Solutech business acquired in December 2008.

Thermal/Acoustical – Segment net sales were $38.8 million in the fourth quarter of 2009 compared with $31.7 million for the fourth quarter of 2008. Excluding the impact of foreign currency translation, segment net sales increased by $5.0 million, or 15.9%, in the current quarter compared with the fourth quarter of 2008, due to higher automotive parts and tooling net sales of $3.8 million and $1.2 million, respectively. During the fourth quarter of 2009, production of automobiles in North America and Europe marginally increased as consumer demand for automobiles improved compared to the fourth quarter of 2008 and earlier quarters of 2009. According to a published automotive market forecasting service, production of cars and light trucks by North American and European OEMs in the fourth quarter of 2009 was higher by approximately 8%, or 0.5 million vehicles, compared to the same quarter of 2008.

Operating loss for the segment was ($0.2) million in the fourth quarter of 2009 compared to an operating loss of ($14.5) million in the fourth quarter of 2008. The fourth quarter of 2008 included a goodwill impairment charge of $12.2 million and NA Auto restructuring expenses of $1.6 million. Excluding these 2008 charges, the improvement in operating results in the fourth quarter of 2009 compared to the fourth quarter of 2008 of $0.5 million was primarily due to higher net sales. The realized savings from the consolidation of the North American automotive facilities were essentially offset by a lease termination charge of $0.7 million related to the closing of the St. Johnsbury, VT facility, as well as incremental manufacturing costs associated with ramp-up of business transferred from Vermont.

Other Products and Services (OPS) – Net sales for the fourth quarter of 2009 were $6.9 million, essentially flat with the fourth quarter of 2008. An increase in net sales from the Affinity® temperature control equipment business of $0.4 million was offset by lower net sales from the Vital Fluids business.

OPS reported an operating loss of ($0.4) million in the current quarter compared to an operating loss of ($5.8) million in the fourth quarter of 2008. Operating income at the Vital Fluids business was $0.2 million in the fourth quarter of 2009, flat with the comparable quarter of 2008. The Affinity business reported an operating loss of ($0.6) million during the fourth quarter of 2009 compared to an operating loss of ($6.0) million in the same period of 2008. The fourth quarter of 2008 included charges related to the impairment of goodwill and long-lived assets aggregating to $5.2 million.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss results for its fourth quarter ended December 31, 2009 as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (877) 852-6543 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section. A recording of the call will be available from 1:00 p.m. Eastern Time on February 26, 2010 through midnight on March 5, 2010 at (719) 457-0820 or (888) 203-1112, pass code 4470581. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, The Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall’s 2009 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors,” which outline certain risks and uncertainties regarding the Company’s forward-looking statements. Such risks and uncertainties include, among others, the extent and duration of the global economic recession and the continued economic uncertainties. Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, declines in consumer confidence and spending, declines in economic growth and increases in unemployment rates have caused economic instability. Worldwide economic cycles, and the effects on the markets in which the Company operates, are difficult to predict. These economic uncertainties affect businesses such as the Company’s in a number of ways, including the Company’s results of operations and liquidity, as well as making it difficult to accurately forecast and plan our future business activities. The Company also is unable to predict the timing and to what level the Company’s financial results will be positively impacted as the markets that the Company serves begin to improve. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Peter M. Kurto, Vice President, Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

For further information:
Peter Kurto
860-646-1233
www.lydall.com
Email: investor@lydall.com

Lydall, Inc. News Release	6 of 7	February 26, 2010

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$72,543	$60,753	$248,947	$305,716
Cost of sales	60,628	52,768	215,482	242,836

Gross margin	11,915	7,985	33,465	62,880
Selling, product development and administrative expenses	13,322	12,650	50,783	54,958
Impairment of goodwill and long-lived assets	—	17,409	—	17,409

Operating loss from continuing operations	(1,407)	(22,074)	(17,318)	(9,487)
Interest expense	204	99	814	451
Other (income) expense, net	(83)	130	(232)	(133)

Loss from continuing operations before income taxes	(1,528)	(22,303)	(17,900)	(9,805)
Income tax expense (benefit) from continuing operations	1,899	(8,509)	(3,742)	(3,717)

Loss from continuing operations	(3,427)	(13,794)	(14,158)	(6,088)
Income from discontinued operations, net of tax	—	—	—	1,052

Net loss	$(3,427)	$(13,794)	$(14,158)	$(5,036)

Basic and diluted (loss) earnings per share:
Continuing operations	$(0.21)	$(0.84)	$(0.85)	$(0.37)
Discontinued operations	$—	$—	$—	$0.06
Net loss	$(0.21)	$(0.84)	$(0.85)	$(0.31)

Weighted average common shares outstanding	16,597	16,502	16,567	16,458
Weighted average common shares and equivalents outstanding	16,597	16,502	16,567	16,458

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net Sales

Performance Materials	$27,037	$22,495	$98,015	$111,585
Thermal/Acoustical	38,766	31,651	127,793	163,700
Other Products and Services	6,947	6,951	23,815	31,753
Reconciling Items	(207)	(344)	(676)	(1,322)

Consolidated Totals	$72,543	$60,753	$248,947	$305,716

Operating Income (Loss) from continuing operations

Performance Materials	$2,418	$1,542	$7,675	$15,543
Thermal/Acoustical	(225)	(14,465)	(10,126)	(6,101)
Other Products and Services	(363)	(5,788)	(2,497)	(6,388)
Corporate Office Expenses	(3,237)	(3,363)	(12,370)	(12,541)

Consolidated Totals	$(1,407)	$(22,074)	$(17,318)	$(9,487)

Lydall, Inc. News Release	7 of 7	February 26, 2010

Financial Position

In thousands except ratio data

(Unaudited)

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$22,721	$13,660
Working capital	$60,810	$60,466
Total debt	$6,751	$8,154
Stockholders’ equity	$156,808	$166,145
Total capitalization	$163,559	$174,299
Current ratio	2.5	2.7
Total debt to total capitalization	4.1%	4.7%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$11,898	$1,408	$14,067	$20,098
Net cash used for investing activities	$(1,209)	$(15,870)	$(3,649)	$(21,234)
Net cash used for financing activities	$(567)	$(254)	$(1,669)	$(262)
Depreciation and amortization	$3,891	$4,175	$15,722	$15,935
Capital expenditures	$1,081	$3,901	$5,921	$12,037

Common Stock Data

Quarter Ended December 31,

	2009	2008
High	$6.54	$9.94
Low	$4.45	$2.82
Close	$5.21	$5.75

During the fourth quarter of 2009, 4,413,337 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.